Exhibit 99.1

( BW) (ZONAGEN) (ZONA) (ZNG) Zonagen Focuses Resources on Vasomax and Vasofem; Reduces Cash Expenditures

         Business Editors/Health & Medical Writers

         THE WOODLANDS, Texas--(BW HealthWire)--Sept. 13, 1999--Zonagen Inc. (Nasdaq: ZONA) (PCX: ZNG) today announced that it will focus its resources on its lead product candidates -- Vasomax (R) and Vasofem (TM). This action will reduce cash expenditures by concentrating the Company's talents and assets on programs that have the greatest potential to impact shareholder value. This step will help to ensure that the Company has sufficient funds to finance the Vasomax
(R) program during the FDA approval process and to further Vasofem's (TM) clinical development.

         This measure will result in the dismissal of 15 employees, which represents a reduction of approximately one-third of Zonagen's work force.

         "This was a very difficult decision," commented Joseph S. Podolski, "but it's the right thing to do for the Company and its shareholders. As of the end of the June quarter, Zonagen had a cash position of $43.1 million. Today's actions will conserve that cash and focus our resources on moving our core products forward."

         Zonagen, Inc. is engaged in the development of pharmaceutical  products
for  the   reproductive   system,   including   sexual   dysfunction,   urology,
contraception, and infertility.

         A copy of this press release may be obtained via facsimile by dialing 1-888-329-0920 or via the Internet by accessing http://www.zonagen.com.

         Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including but not limited to those relating to the Company's early stage of development, clinical trial results and the uncertainty of obtaining FDA approval, substantial dependence on one product, history of operating losses, future capital needs and additional funding, ability to protect patents and proprietary technology, litigation, governmental regulation, dependence on collaborators, limited manufacturing capabilities, competition and technological change, and other risks identified in the Company's Annual Report on Form 10-K for the year ended December 31, 1998, as filed with the Securities and Exchange Commission.